Exhibit 99.1

Reallocation of Overhead Expenses

SAN MATEO, Calif., Mar. 3, 2014 — SolarCity today announced that there will be a reallocation of overhead expenses from leased systems to system sales, which will affect the 2013 and 2012 GAAP financial statements. The estimated changes are described below and final, audited statements will be filed on or before Tuesday, March 18, 2014.

During an internal review of fourth quarter financial statements, we discovered an error in the formula for allocating overhead expenses between Operating Lease assets and the cost of Solar Energy System Sales originating in Q1 2012. We reported this to our auditors, who agreed with our assessment that a correction needed to be made. It is important to note that overhead expenses in total will not be amended and that these changes do not affect the net cash flows or any forward financial guidance of the company.

The GAAP impact is expected to be a downward adjustment on the balance sheet primarily in Solar Energy Systems, Leased and to Be Leased of approximately 2.5%-3.0% as of September 30, 2013. We also expect an increase in the cost of Solar Energy Systems Sales of approximately $16-$20 million on the statement of operations for the nine month period ended September 30, 2013 and an increase of approximately $20-$23 million to the same line item for the full-year 2012, while we are currently evaluating the materiality of the impact on 2011.

There is no change to net cash flows. Our cash balance was $577.1 million as of December 31, 2013.

These adjustments have no impact on the key operating metrics already reported:

•	Estimated Nominal Contracted Payments Remaining as of the end of 2013 was $1,989 million

•	Retained Value forecast as of the end of 2013 was $1,052 million

•	Full-Year Guidance MW deployed of 475 MW – 525 MW and positive net cash flow in 2014 is reiterated

We will hold a conference call today, March 3, 2014, at 8:00 am Eastern. A live webcast of the call may be accessed over the Internet at the “Events and Presentations” link of the Investor Relations section of our website at http://investors.solarcity.com/events.cfm.

The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13577143. The replay will be available until March 10, 2014.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging on at the “Events and Presentations” link of the Investor Relations section of the Company’s website at http://investors.solarcity.com/events.cfm. The on-line replay will be available for a limited time beginning immediately following the call.

About SolarCity

SolarCity® (NASDAQ: SCTY) provides clean energy. The company is disrupting the century-old energy industry by providing renewable electricity directly to homeowners, businesses and government organizations for less than they spend on utility bills. SolarCity gives customers control of their energy costs to protect them from rising rates. The company offers solar power, energy efficiency and electric vehicle services, and makes clean energy easy by taking care of everything from design and permitting to monitoring and maintenance. SolarCity currently serves 14 states and signs a new customer every three minutes. Visit the company online at www.solarcity.com and follow the company on Facebook & Twitter.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the date of SolarCity’s anticipated filing of Q4 and full year 2013 financial statements and corrections to 2012 financial statements, the anticipated impact on our 2012 and 2013 financial results; full-year 2014 megawatt deployment; estimated nominal contracted payments remaining; forecasted retained value under energy contracts; forecasted cash flow in 2014; and assumptions relating to the foregoing.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements including due to further review of our financial results and financial statements and internal controls, completion of the preparation of financial statements and their audit by our independent auditors, the level of demand for our solar energy systems, the availability of a sufficient, timely, and cost-effective supply of solar panels and balance of system components, the effects of future tariffs and other trade barriers, changes in federal tax treatment, the effect of electric utility industry regulations, net metering and related policies, the availability and amount of rebates, tax credits and other financial incentives, the availability and amount of financing from fund investors, the retail price of utility-generated electricity or the availability of alternative energy sources, risks associated with SolarCity’s rapid growth, risks that consumers who have executed energy contracts included in reported nominal contracted payments remaining may seek to cancel those contracts, assumptions as to retained value under energy contracts and contract renewal rates and terms, including applicable net present values, performance-based incentives, and other rebates, credits and expenses, SolarCity’s limited operating history, particularly as a new public company, changes in strategic planning decisions by management or reallocation of internal resources, and general market, political, economic and business conditions. In addition, as of the date hereof, we have bookings and financing for only a small percentage of the orders needed to achieve our 2014 megawatt projections and therefore expect the megawatts deployed in 2014 to be sourced almost exclusively from new deployments of solar systems not currently under contract. In order to meet our projections, we will need to substantially expand our workforce, increase our installation efficiency and exceed our existing bookings rate relative to what we have achieved to date. You should also read the section entitled “Risk Factors” in our most recent Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission, which identifies certain additional risks and uncertainties. We do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

Investor Relations Contact:	Aaron Chew SolarCity 650-963-5920 investors@solarcity.com